COMPANY CONTACTS:
Diane Morefield
EVP, Chief Financial Officer
Strategic Hotels & Resorts, Inc.
(312) 658-5740

Jonathan Stanner
SVP, Capital Markets, Acquisitions & Treasurer
Strategic Hotels & Resorts, Inc.
(312) 658-5746

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 29, 2015

STRATEGIC HOTELS & RESORTS ANNOUNCES ACQUISITION OF THE REMAINING INTEREST IN THE JW MARRIOTT ESSEX HOUSE HOTEL

CHICAGO, IL – July 29, 2015 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that it has acquired the remaining 49 percent ownership interest in the 514-room JW Marriott Essex House hotel. The Company previously owned a 51 percent ownership position in the asset through a joint venture with certain affiliates of KSL Capital Partners, LLC (“KSL”). Pursuant to the terms of the joint venture agreements, KSL exercised a contractual put option of its equity interests in the asset and the Company will issue to certain affiliates of KSL an aggregate of 6,595,449 shares of common stock priced at $12.82 per share, or an implied valuation of $84.6 million. The transaction values the asset at a gross valuation of approximately $397.6 million, which includes $6.3 million of value for three owned condominiums, $2.2 million of cash currently held within the joint venture, and the existing $225.0 million mortgage financing.

"We are very pleased to acquire the remaining interest in the JW Marriott Essex House hotel from our partner, KSL," commented Raymond L. “Rip” Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc. "Under our joint ownership we created substantial incremental value, with EBITDA projected to have increased over six times by the end of 2015. There continues to be significant upside in this iconic hotel, which is situated on Central Park. The New York City market is long-term one of the most outstanding travel markets in the world, and we are confident that our efforts to reposition the hotel will drive favorable future growth. This transaction also represents the acquisition of the sole remaining joint venture interest in our best-in-class portfolio of hotels and resorts, further simplifying our balance sheet."

The net hotel purchase represents an approximately $757,000 per key valuation. The acquired 49 percent interest in the hotel is projected to generate an incremental approximately $5.5 million of EBITDA in the remaining five months of 2015.

About the Property
Towering 40 floors and offering commanding views of Central Park, Essex House is among the most luxurious and recognized hotels in Manhattan. Quintessentially New York, the Hotel has played host to world dignitaries and celebrities alike since opening in 1931. The building underwent a comprehensive $90 million renovation in 2007. Today, the Hotel features world-class amenities including a full-service spa and fitness center, a fine-dining restaurant and well-appointed meeting and event spaces. The 514 guestrooms offer stylish furnishings that celebrate the property’s rich history while offering guests all the comforts of a luxury hotel.

About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,199 rooms and 851,000 square feet of multi-purpose meeting and banqueting space. For a list of current properties and for further information, please visit the Company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of economic conditions and disruptions in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain, refinance or extend maturing debt; the Company’s ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain its status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.